Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA

OF NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

The accompanying unaudited pro forma condensed combined statement of operations data of Nuverra Environmental Solutions, Inc. (formerly Heckmann Corporation) (the “Company”) presents the pro forma combined results of operations of the Company for the year ended December 31, 2012, based upon the historical financial statements of the Company, TFI Holdings, Inc. (“TFI”) and Badlands Power Fuels, LLC (“Power Fuels”) after giving effect to the Company’s acquisition of TFI in April 2012 and the merger of Power Fuels with and into a wholly-owned subsidiary of the Company in November 2012, and adjustments described in the accompanying footnotes. The accompanying unaudited pro forma combined statement of operations data are based upon historical financial statements and have been developed from (i) the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2012, (ii) the unaudited consolidated financial statements of TFI for the three months ended March 31, 2012, included in Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 20, 2012, and (iii) the unaudited consolidated financial statements of Power Fuels for the nine months ended September 30, 2012, included in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2012. The unaudited pro forma combined statement of operations data have been prepared with the Company treated as the acquiror of for purposes of the presentation and as if the acquisition of TFI and the merger with Power Fuels had been consummated on January 1, 2012. The unaudited pro forma combined statement of operations data includes the pro forma results of TFI as reflected in the information contained in the Company’s Current Report on Form 8-K/A filed with the SEC on June 20, 2012 (the “6/20/12 Form 8-K/A”) and the pro forma results of Power Fuels reflected in the information contained in the Company’s Current Report on Form 8-K/A filed with the SEC on February 11, 2013 (the “2/11/13 Form 8-K/A”), as adjusted, respectively, for operations of TFI after March 31, 2012, through the date of the TFI acquisition and for operations of Power Fuels after September 30, 2012, through the date of the Power Fuels merger, as well as certain subsequent fair value purchase accounting adjustments.

The accompanying unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of the Company would have been had the TFI acquisition and/or the Power Fuels merger occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma combined statement of operations data do not include the realization of potential cost savings from operating efficiencies or restructuring costs which may result from the TFI acquisition or the Power Fuels merger. The unaudited pro forma combined statement of operations data should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of the Company, TFI and Power Fuels.

December 31, 2012	Nuverra	March 31, 2012 TFI	Pro forma adjustments		Pro forma combined Nuverra/TFI	Power Fuels	Further adjustments		As further adjusted
	(dollars in thousands)
Revenue	$351,983	$27,479	$2,466	(a1)	$381,928	$353,885	$(3,182)	(b1)	$732,631
Cost of goods sold	305,656	19,182	2,364	(a1)	327,202	88,402	152,781	(b2)	568,385

Gross profit	46,327	8,297	102		54,726	265,483	(155,963)		164,246
Total operating expenses	70,644	4,817	1,204	(a2)	76,665	163,418	(132,796)	(b3)	107,287

Income (loss) from operations	(24,317)	3,480	(1,102)		(21,939)	102,065	(23,167)		56,959
Interest income (expense), net	(26,617)	(1,141)	(5,031)	(a3)	(32,789)	(7,031)	(12,077)	(b4)	(51,897)
Other, net	(5,144)	—	25	(a4)	(5,119)	(480)	(3,154)	(b5)	(8,753)

Income (loss) before income taxes	(56,078)	2,339	(6,108)		(59,847)	94,554	(38,398)		(3,691)
Income tax benefit (expense) (b7)	58,605	(912)	2,443	(a5)	60,136	—	(22,463)	(b6)	37,673

Net income (loss) attributable to common stockholders	$2,527	$1,427	$(3,665)		$289	$94,554	$(60,861)		$33,982

Income per common share
Basic	$0.02				*				$0.14
Diluted	$0.02				*				$0.13
Weighted average shares outstanding
Basic	149,940,096				149,940,096				235,644,136
Diluted	158,444,042				158,444,042				262,158,747

* less than $0.01

The unaudited pro forma combined statements of operations for the twelve months ended December 31, 2012 have been adjusted to reflect the acquisition of TFI as reflected in the 6/20/12 Form 8-K/A, and the Power Fuels merger as reflected in the 2/11/13 Form 8-K/A, as well as the following adjustments (dollars in thousands):

(a1)        $2,466 of Revenues and $2,364 of Cost of Goods Sold related to the period of April 1-9, 2012.

(a2)        the elimination of TFI’s historical amortization expense of $1,263 and historical management fees of $97 offset by amortization expense on new intangible assets of $2,274 and $290 of General and Administrative expense for the period of April 1-9, 2012;

(a3)        the elimination of historical interest expense of $1,141 offset by interest expense on $250,000 of new Company debt of $6,172;

(a4)        the elimination of commitment fees of $25;

(a5)        the income tax benefits on the above adjustments of $2,443;

(b1)        the elimination of $3,182 of revenues related to Power Fuels’ former Badlands Development, LLC subsidiary that was not included in the merger;

(b2)        the reclassification of $155,247 of costs and expenses to Cost of Goods Sold from General and Administrative expense to conform to the Company’s historical accounting policies and $2,200 of step-up depreciation expense offset by $4,666 of costs related to Badlands Development, LLC;

(b3)        the reclassification of $155,247 of costs and expenses from General and Administrative expense to Cost of Goods Sold to conform to the Company’s historical accounting policies offset by $22,451 of amortization expense on new intangibles;

(b4)        the elimination of Power Fuels’ historical interest expense of $7,031 offset by new interest expense of $13,578 related to the issuance of $150,000 of new 9.875% Company debt securities to pay the cash portion the Power Fuels purchase price and related transaction costs, and $5,530 of interest costs, at an interest rate of approximately 4%, related to the Refinancing of Power Fuels historical debt;

(b5)        the December 31, 2012 balance of Other, net for the Company represents the accumulation of the reported balances for Loss on Extinguishment of Debt, income from Equity Investment and Other (expense) income, net; the adjustments to Other, net set forth under As further adjusted includes the addition of $2,024 of amortization expense related to deferred financing costs incurred in the expansion of the Company’s revolving credit facility and $1,155 of additional amortization expense related to the issuance of $150,000 of new 9.875% Company debt securities offset by $25 of other costs related to the Badlands Development, LLC subsidiary that was not included in the merger; and

(b6)        the net income tax benefit on the above adjustments of $15,359 offset by income tax expense of $37,822 on Power Fuels’ December 31, 2012, pre-tax income.

(b7)        the year ended December 31, 2012 income tax benefit for Nuverra includes the reversal of approximately $38.5 million of valuation allowance.